EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is entered into, effective as of May 12, 2025 (“Effective Date”), by and between CRH AMERICAS, INC. (the “Company”) and NANCY BUESE (the “Executive”).
NOW, THEREFORE, in consideration of material advancement and the mutual agreements set forth below, the adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, effective as of the Effective Date, upon the terms and conditions set forth herein. The Executive’s employment shall be “at-will”. The Executive shall be employed by the Company as Chief Financial Officer and reporting to the Chief Executive Officer. This is a full-time exempt position. The Executive may also serve as a board member, officer, or director of the Company or any affiliate of the Company, including but not limited to any parent, subsidiary, holding, or affiliate of the Company (collectively, the “Group” and individually, a “Group Company”). The Executive’s normal places of work and duties shall be at the Executive’s home office in Colorado. In addition, the Executive will be required to travel regularly both within the United States and abroad.
2.Duties. The services performed by the Executive shall be subject to the terms and conditions set forth in this Employment Agreement, and the policies, rules and practices generally applicable to its employees at the executive level, as established from time to time by the Company or Group. Such duties shall be performed to the reasonable satisfaction of the Company and shall be rendered at such places as the interests, needs, business, and opportunities of the Company or Group require or make advisable. The Executive acknowledges that the employment described herein is full-time employment, and the Executive agrees that she shall diligently and conscientiously devote her exclusive service, attention, energies, talents, and best efforts in discharging her duties. The Executive shall devote all time necessary to meet or exceed the Group’s business goals and objectives. The Executive will disclose promptly in writing to the Chief Executive Officer of CRH plc all her interests (for example all directorships, partnerships, and any shareholdings in companies other than a company within the Group in excess of one percent (1%) of the outstanding shares of capital stock of any company which is traded on a nationally recognized stock exchange). The Executive will be permitted to carry out any such disclosed interests during the course of the employment and to be paid and retain fees therefor, subject to the limitations set out in this Employment Agreement and the Protective Covenants Agreement referred to below.
3.Compensation.1
(a)Base Salary. The Company shall pay to the Executive a fixed annual salary (the “Base Salary”) of one million dollars ($1,000,000), less applicable taxes, withholdings and authorized deductions. The Base Salary shall be due and payable in equal semi-monthly installments or in such other installments as may be necessary to comport with the Company’s normal pay periods (“Installments”). The Base Salary will be reviewed annually, such review not to result in a Base Salary lower than the salary in the previous year unless otherwise agreed with the Executive or unless there is a reduction of salary for all similarly situated employees at Executive’s level. If the Executive’s Base Salary is changed in accordance with this Section 3(a), then such Base Salary will then constitute the Base Salary for all purposes of this Agreement.
(b) Performance Bonus. The Executive will be eligible to receive an annual discretionary bonus with a target of 110% of the Base Salary (the “Target Bonus”), a minimum of 0% of Base Salary and up to a maximum of 220% of the Base Salary. The Performance Bonus will be tied to performance targets set from time to time for both the Group and for the Executive. Any bonus will be paid to the Executive less any deductions required by law or Company practice. The actual amount of the Executive’s Performance Bonus, if any, will be payable subject to the Executive’s continued employment with the Company through March 15 of the year following the year for
1 Attached hereto as Exhibit A is a chart presented to Executive at the time of offer for her convenience and intended to clarify the potential financial impact of various Group actual and proposed compensation, bonus, and benefit programs. Exhibit A is predictive in nature rather than definitive and the Parties acknowledge that Exhibit A does not alter the terms and conditions of this Employment Agreement. Further, it does not alter the rights or obligations of either Party to this Employment Agreement.

which the Performance Bonus is paid. Any earned annual bonus will be paid no later than March 15 of the year following the year for which such bonus is earned.
(c) Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Group for similarly situated employees, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans and subject to contribution by the Executive toward the cost of such insurance coverage as is similarly required from other employees. The Group reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. During the Executive’s employment, the Executive will be entitled to such vacation allotment as dictated by Company policy, as in effect from time to time.
(d) Expenses. The Executive shall be entitled to reimbursement for reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties, in accordance with the reimbursement policies adopted by the Company from time-to-time.
(e) Withholding Taxes. Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to Executive.
(f) Shareholding Requirements. The Executive, at any point during which she is a Global Leadership Team (“GLT”) member, agrees to be bound by the terms of CRH plc share ownership requirements as in effect from time to time. The Compensation Committee of the Board of Directors of CRH plc (the “Compensation Committee”) shall be responsible for the administration of such policy or policies and shall determine the appropriate means of enforcing its provisions which may include the withholding of shares by CRH plc or considering the Executive in breach of his/her obligations under this Employment Agreement. Should the Executive breach this requirement of the Employment Agreement as a result of an unexpected and precipitous decrease in CRH share price, the Executive shall remedy the breach as soon as reasonably possible. The Compensation Committee shall have the discretion to determine, in consultation with the Executive, a reasonable time period in which the Executive must remedy said breach.
4.Termination and Notice. This Employment Agreement and the Executive’s employment may be terminated as follows:

(a) Resignation by the Executive Without Good Reason. The Executive may terminate the Executive’s employment without Good Reason subject to the following requirements:

(i)Notice:    The Executive shall provide the Company with six (6) months of prior written notice (“Executive Prior Notice Period”) before ending her employment with the Company without Good Reason, as defined below. During this notice period, the Company may place Executive on Garden Leave, as defined in Section 5 below. The Company may, at its sole discretion and at any time during the Executive Prior Notice Period, waive the remainder of the unexpired Executive Prior Notice Period (including any period of Garden Leave that may be remaining, if applicable), and, at its sole discretion, pay Executive an amount equal to his/her Base Salary for the remainder of the applicable Executive Prior Notice Period (a “Company Notice Buyout”) in exchange for the Executive timely signing and not revoking a Separation Agreement, as defined below.

(ii)Payments: If the Executive's employment is terminated by the Executive without Good Reason, the Executive shall be entitled to receive the “Accrued Amounts”. Accrued Amounts shall mean: (i) any accrued but unpaid Base Salary which shall be paid on the date on which the Executive’s employment terminates (the “Termination Date”) in accordance with the Company’s customary payroll procedures; (ii) reimbursement for unreimbursed business expenses properly incurred by the Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Group's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments of severance or bonus (whether or not pro-rated).

(b) Resignation by the Executive With Good Reason. The Executive may terminate the Executive’s employment with Good Reason subject to the following requirements:

(i)Good Reason: For purposes of this Employment Agreement, “Good Reason” shall mean the occurrence of any of the following, during Executive’s employment without the Executive’s consent:

A.Except during the Change In Control Protection Period2, (i) a material diminution in the Executive’s position, authority, duties or responsibilities other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law, (ii) a material reduction in the Base Salary or Target Bonus or (iii) a requirement that the Executive relocate the Executive’s primary workplace more than 50 miles from the Executive’s principal place of employment immediately prior to the relocation; and

B.Solely during the Change In Control Protection Period, (i) a material diminution in the Executive’s position, authority, duties or responsibilities, in each case, from those in effect immediately prior to the Change in Control3, (ii) a reduction in the Base Salary, Target Bonus or annual target long-term incentive opportunity, in each case, from those in effect immediately prior to the Change in Control or (iii) a requirement that the Executive relocate the Executive’s primary workplace more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control;

provided that notwithstanding the foregoing, the occurrence of any of the events described in the immediately preceding clauses will not constitute Good Reason unless the Executive provides the Company with written notice within 60 days after the initial occurrence of any such event that the Executive believes constitutes Good Reason, and the Company fails to cure such event within 30 days after receipt of such notice, and the Executive terminates employment, if at all, within 30 days following the end of the cure period.
(i)Severance Payment Absent a Change In Control:  If the Executive resigns for Good Reason in compliance with Section 4(b)(i)(A), upon termination of employment the Company shall provide the Executive with the Accrued Amounts and a severance payment as defined and under the terms and conditions below:
A.One (1) times the sum of (x) the Base Salary in effect as of the Termination Date and (y) the Target Bonus, plus
B.A pro-rated Performance Bonus for the year of termination determined by the number of weeks of employment during the applicable calendar year, which payment shall be made in a lump sum at the time performance bonuses are regularly paid to similarly situated employees of the Company (but in any event no later than March 15 of the calendar year following the year in which termination of the Executive’s employment occurs), plus
C.An amount equal to the cost of the Executive’s Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health insurance premium for twelve (12) months (the “COBRA Payment”). The COBRA Payment shall be grossed up to account for taxes.
D.The payments in (ii)(A), (ii)(B), and (ii)(C) shall collectively be referred to herein as the “Non-CIC Severance Payment”.
2 “Change In Control Protection Period” means on or within two years following a Change in Control as defined in the CRH plc Equity Incentive Plan.
3 “Change in Control” shall be defined as having the same meaning as “Change in Control” within the CRH plc Equity Incentive Plan.

(ii)Severance Payment During the Change In Control Protection Period:  If Executive resigns for Good Reason during the Change In Control Protection Period in compliance with Section 4(b)(i)(B), upon termination of employment the Company shall provide the Executive with the Accrued Amounts and a severance payment as defined and under the terms and conditions below:
A.Two (2) times the sum of (x) the Base Salary in effect as of the Termination Date and (y) the Target Bonus, plus
B.A pro-rated Performance Bonus for the year of termination determined by the number of weeks of employment during the applicable calendar year, plus
C.A lump sum amount in cash equal to the cost of the Executive’s COBRA health insurance premium for eighteen (18) months (the “CIC COBRA Payment”). The CIC COBRA Payment shall be grossed up to account for taxes.
D.The payments in (iii)(A), (iii)(B), and (iii)(C) shall collectively be referred to herein as the “CIC Severance Payment”.
(iii)Any payment to Executive under this Section 4 other than the Accrued Amounts, including but not limited to the Company Notice Buyout, any severance payment and/or the pro-rated Performance Bonus, is conditioned upon the Executive (x) signing and not revoking a Separation Agreement, in the form typically used by the Company, releasing all claims against the Company, which must become effective in accordance with its terms no later than sixty (60) days following the Termination Date and (y) agreeing not to contest the continuing effect and enforceability, and continuing to comply with the terms, of the Protective Covenants Agreement referenced in Section 8.
(iv)With the exception of the pro-rated Performance Bonus amounts described in Sections 4(b)(ii)(B), the Non-CIC Severance Payment, and, where applicable, the Company Notice Buyout payment shall be paid in cash in substantially equal monthly installments through the Company’s payroll, the first of which will occur within 15 days after the Separation Agreement becoming effective and the last of which will occur no later than the first regularly scheduled payroll that is at least 365 days after the date of the Separation Agreement becomes effective; provided, however, that if the period in which the Executive has to consider the Separation Agreement crosses two calendar years, payments will commence being paid in the second of the two years if necessary to avoid the imposition of additional taxation under Section 409A (as defined below).
The CIC Severance Payment, and, where applicable, the Company Notice Buyout payment shall be paid in cash in a lump sum payment within 15 days after the Separation Agreement becoming effective.
(v)At the time of her resignation for Good Reason, should the Executive be the subject of an ongoing internal or external investigation into any conduct by the Executive which would constitute Cause (as defined below) these Sections 4(b)(ii) and (iii) shall be null and void, the Company may reject Executive’s resignation under this Section, and Executive shall be entitled to no severance payments or payments of any kind as a result of her resignation other than the Accrued Amounts.
(c) Termination Without Cause by Company. The Company may terminate the Executive’s employment without Cause subject to the following requirements:
(i)Notice:  The Company shall provide the Executive with six (6) months of prior notice (“Company Prior Notice Period”).  The Company may, at its sole discretion, and at any time during the Company Prior Notice Period, place the Executive on Garden Leave, and/or, in lieu of placing the Executive on Garden Leave, terminate the Executive’s employment and pay the Executive an amount equal to his/her Base Salary for the remainder of the Company Prior Notice Period ( provide a “Company Notice Buy Out”).
(ii)Severance Payment:

A.Should the termination by the Company without Cause occur at any time other than during the Change In Control Protection Period, the Company shall provide the Executive with the Accrued Amounts and a Non-CIC Severance Payment as defined and subject to the terms and conditions in Section 4(b)(ii), (iv), (v) and (vi).
B.Should the termination by the Company without Cause occur during the Change In Control Protection Period, the Company shall provide the Executive with the Accrued Amounts and a CIC Severance Payment as defined and subject to the terms and conditions in Section 4(b)(iii), (iv), (v) and (vi).
(d) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For the purpose of this Employment Agreement, the Company shall have “Cause” to terminate the Executive’s employment if the Executive has engaged in any of the following: (i) the Executive has breached a material policy, procedure or rule of the Company, Group, or any individual Group Company, including but not limited to the CRH plc Code of Conduct, which may be altered or amended from time to time, and other obligations under this Employment Agreement or the Protective Covenants Agreement, which breach, if deemed curable by the Company, Group, or Group Company, remains uncured to the reasonable satisfaction of the Company, Group, or Group Company for fifteen (15) calendar days after the Executive receives written notice of the breach; (ii) the Executive has committed gross negligence or willful failure to perform substantially and satisfactorily his/her duties under this Employment Agreement; (iii) the Executive has engaged in an act of fraud, dishonesty or fraudulent activity, misappropriation, embezzlement, theft, bribery, forgery or similar conduct; (iv) the Executive is indicted for, convicted of or pleads guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (v) the Executive has engaged in any other act or omission which, if it were known to the public, in the Company or Group’s reasonable judgment could have a significant adverse impact on the Company, Group, or a Group Company, and their business or reputation. If the Executive’s employment shall be terminated by the Company for Cause, such termination shall be effective immediately, and the Executive shall receive only the Accrued Amounts.
(e) Death. The Executive’s employment shall terminate upon her death. If the Executive’s employment shall be terminated by reason of her death, Executive shall receive the Accrued Amounts.
(f) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from her duties hereunder on a full-time basis for ninety (90) consecutive calendar days, and within thirty (30) days after written notice of termination is given (which may occur no earlier than thirty (30) days before, but at any time after, the end of such ninety (90) day period), the Executive shall not have returned to the performance of her duties hereunder on a full-time basis, the Company may terminate this Employment Agreement. This Section 4(f) is subject to the requirements of the Family and Medical Leave Act, the Americans with Disabilities Act, and all other applicable law. Therefore, if required by law, the Executive may remain employed by the Company on an at-will basis even if the Employment Agreement is terminated pursuant to this Section 4(f). If the Executive’s employment is terminated, the Executive will receive the Accrued Amounts. If the Executive’s employment continues, the Executive will receive a new offer letter.
(g) No Further Obligations after Payment. Following termination of the Executive’s employment, the Group shall have no further obligations to the Executive under this Employment Agreement other than (x) as set forth in this Section 4 or (y) the provision of any benefits required to be continued under applicable law.
(h) Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned, effective on the termination date, from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Group, except as otherwise agreed to by the parties in writing.
(i) Equity Awards. In the event of any termination of employment, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the relevant plans and the applicable award agreements.

5.Garden Leave.     For the purpose of this Employment Agreement, “Garden Leave” refers to that portion of any notice period during which the Executive is relieved from the Executive’s usual employment duties but remains an employee of the Company in a consulting role. During Garden Leave, the Executive shall not attend work, enter the premises of any Group Company, use the property of any Group Company, or have business-related contact with the customers, suppliers, contractors, or employees of any Group Company, except as directed by the Company. If requested by the Company, the Executive shall provide advice and information related to prior work performed for any Group Company, report to work during Garden Leave at such time and place as the Group or Company may require and cooperate fully with the Group in helping it transition the Executive’s duties to others and retain valuable business relationships. During Garden Leave, the Executive will: remain a loyal employee of the Company; avoid conflicts of interest such as, but not limited to engaging in competition with the Group or any Group Company, assisting a competitor, or actively pursuing the creation or development of a competitive business enterprise; remain bound to all Group policies and the terms of this Employment Agreement; and continue to receive her Base Salary, benefits and other regular compensation through the termination date, to the extent permitted by the plans and/or applicable law.
6.Section 409A. This Employment Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code (including any amendments or successor provisions and any regulations and other administrative guidance thereunder, “Section 409A”). To the extent that any provision in this Employment Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Employment Agreement will comply with Section 409A. In the event the Executive is a “specified employee” (within the meaning of Section 409A) on the date of the Executive’s termination of employment, any payment that is subject to Section 409A and that is payable to the Executive in connection with Executive’s separation from service shall not be paid until the first business day following the expiration of six months after the Executive’s separation from service (if the Executive dies after the Executive’s separation from service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to the Executive’s estate without regard to such six-month delay). Notwithstanding anything contained herein to the contrary and to the extent required to comply with Section 409A, the Executive will not be considered to have terminated employment with the Company for purposes of Section 4 hereof unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each payment under this Employment Agreement is a separate payment within the meaning of the final regulations under Section 409A. All reimbursements provided under this Employment Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Employment Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the above, the Executive agrees that the Company has made no representation as to the tax treatment of the compensation provided pursuant to this Employment Agreement and that the Executive is solely responsible for all taxes due with respect to such compensation.
7.Duties Upon Termination. Upon the termination of the Executive’s employment for any reason whatsoever, the Executive shall promptly return to the Company any Confidential Information, Trade Secrets, and, whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents, or other records, rolodexes, and any manuals, drawings, tape recordings, computer programs, disks, and any other physical or electronic representations of any other information relating to the Group. The Executive hereby acknowledges that any and all of such documents, items, physical or electronic representations, and information are, and shall remain, at all times the exclusive property of the Group. “Confidential Information” and “Trade Secrets” shall have the same meaning as defined in the Protective Covenants Agreement.

8.Protective Covenants. The Executive agrees to enter into a protective covenants agreement, a copy of which was provided to the Executive on the same day as this Employment Agreement and the form of which is attached hereto as Exhibit B (“Protective Covenants Agreement”), and comply with the terms and conditions of the Protective Covenants Agreement during the employment and after its termination, as provided therein.
9.Entire Agreement; Modification; Waiver. This Employment Agreement, along with the Protective Covenants Agreement and all Group benefit plans, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties concerning its subject matter. No supplement, modification, or amendment of the terms of this Employment Agreement shall be binding unless executed in writing by all parties hereto. Notwithstanding, the Company and Group reserve the right to modify or terminate all benefit plans as allowed by law. No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
10.Successors and Assigns; Assignment. This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns; provided, however, that this Employment Agreement is intended to be personal to the Executive and the rights and obligations of the Executive hereunder may not be assigned or transferred by him/her. It is expressly understood that CRH plc shall be a beneficiary of this Employment Agreement, and entitled to enforce it as needed to protect the interests of itself and its subsidiaries and affiliates. The Executive understands and agrees that this Employment Agreement may be assigned by the Company with the Executive’s consent, and that the assignee shall be entitled to enforce it against the Executive. Should the Company assign this Employment Agreement to any affiliate or other entity associated with the Company, this Employment Agreement shall be binding on such assignee and any references in this Employment Agreement to the “Company” shall be deemed to be a reference to such assignee.
11.Notice. Any notice or other communication required or permitted under this
Employment Agreement by either party hereto to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:
If to the Executive:    Address on file with the Company

If to the Company:    CRH Americas, Inc.
            ATTN: General Counsel
            [*****]
            [*****]
            [*****]
Either party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this section.
12.Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Employment Agreement may be executed electronically and shall constitute an original signature for all purposes.
13.Severability of Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
14.Governing Law and Jurisdiction. This Employment Agreement, for all purposes, shall be construed in accordance with the laws of Georgia without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Employment Agreement shall be brought only in a state or federal court located in the state of Georgia, county of Dekalb. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
15.Construction. In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.
16.Legally Binding Obligation; Legal Counsel. The Executive acknowledges that s/he has had an opportunity to read this Employment Agreement, raise questions about its terms, and seek advice of legal counsel if desired. The Executive understands that this Employment Agreement is a legally binding contractual obligation, which includes restrictive covenants, and enters into it willingly, knowingly and voluntarily.
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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

CRH AMERICAS, INC.	NANCY BUESE
/s/ Jim Mintern Jim Mintern, Chief Executive Officer	/s/ Nancy Buese Date: April 11, 2025
Date: April 11, 2025

Exhibit A
[Intentionally Omitted]

Exhibit B
Protective Covenants Agreement
[Intentionally Omitted]